                                                                      Exhibit 99

For Immediate Release                       For More Information Contact:
                                                      Jim Graham, (910) 641-0044

             Waccamaw Bankshares Reports 3rd Quarter Profits up 18%

Whiteville, NC - October 7, 2003 - Waccamaw Bankshares, (NASDAQ: WBNK), the parent company of Waccamaw Bank, reported third quarter earnings today. Net income for the third quarter reached $523,523, an increase of 18% over the same period in 2002 equating to earnings per share (EPS) of $.28 versus $.24 per share for the same period last year. Year to date earnings are reported at $1,485,555, a 36% increase over the previous year's figures. Earnings per share year to date for 2003 equaled $.81 as compared to $.60 for the same period in 2002. Total assets for the quarter ending September 30, 2003 were $184,957,003, an increase of 12.2% over last year. Total deposits increased 15.3% compared to the earlier year and totaled $156,134,000. The third 20% stock dividend in the corporation's history was completed in August to shareholders of record on August 5, 2003.

Waccamaw Bankshares President and CEO, Jim Graham said, "We are pleased to report earnings growth during 2003 which proved to be a very difficult time for our region's economy. The positive results of the first three quarters of 2003 reflect efforts to increase non-interest income to provide a buffer for decreasing margins in net interest income caused by the continuing low interest rate environment. Waccamaw Bankshares continues to have a relatively high level of non-interest income created through fees, including those resulting from mortgages and investment services." He went on to add, "Waccamaw Bankshares' asset quality has improved during the course of the year and we will continue to manage the Bank in a progressive, but safe and sound manner. Our technology capabilities are focused on delivering information and customer convenience with a high level of personal service and the most current technology available. Our staff remains focused on being a positive economic force within our market and maintaining our position as the strongest community bank within the areas that we serve."

Chairman Michael K. Jones stated, "While economic conditions within our markets are continually challenging, our Board of Directors remains focused on achieving the Bank's full potential for growth which we believe to be attainable within our markets. Waccamaw has now completed six full years of operation and we remain optimistic about our future as a community financial institution."

Late in the first quarter of 2003 Waccamaw Bankshares was listed on the NASDAQ Small Capital Markets under the symbol WBNK. Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte and Holden Beach. Investment services are offered through Waccamaw Financial Services, which is a full service brokerage and insurance subsidiary with the primary offices housed in the Whiteville Main Office. Waccamaw Bank also offers mortgages services through its offices in Shallotte and Whiteville. Waccamaw Bankshares also owns an interest in Sidus Financial, LLC which, in addition to supporting Waccamaw Bank, offers mortgage services to other community banks in North Carolina, South Carolina and Virginia. For more information call (910) 641-0044 or go to www.waccamawbank.com.

                                   SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on October 7, 2003.


                                                WACCAMAW BANKSHARES, INC.

Date: October 7, 2003                            /s/ James G. Graham
                                               _________________________________
                                           By:       James G. Graham
                                           Its:      President & CEO